NEWS RELEASE

Enbridge Reports Strong Third Quarter 2024 Financial Results, Executes on Business Priorities, and Reaffirms Financial Guidance and Outlook

CALGARY, AB, November 1, 2024 /CNW/ - Enbridge Inc. (Enbridge or the Company) (TSX:ENB) (NYSE:ENB) today reported third quarter 2024 financial results, provided a quarterly business update, and reaffirmed its 2024 financial guidance and outlook.

Highlights
(All financial figures are unaudited and in Canadian dollars unless otherwise noted. * identifies non-GAAP financial measures. Please refer to Non-GAAP Reconciliations Appendices.)

•Third quarter GAAP earnings of $1.3 billion or $0.59 per common share, compared with GAAP earnings of $0.5 billion or $0.26 per common share in 2023
•Adjusted earnings* of $1.2 billion or $0.55 per common share*, compared with $1.3 billion or $0.62 per common share in 2023
•Adjusted earnings before interest, income taxes and depreciation and amortization (EBITDA)* of $4.2 billion, an increase of 8%, compared with $3.9 billion in 2023
•Cash provided by operating activities of $3.0 billion, compared with $3.1 billion in 2023
•Distributable cash flow (DCF)* of $2.6 billion, in line with 2023
•Reaffirmed 2024 full year financial guidance; the Company expects to finish 2024 near the top end of the EBITDA range of $17.7 billion to $18.3 billion, and around the midpoint for DCF per share
•Closed the acquisition of Public Service Company of North Carolina, Incorporated (PSNC) from Dominion Energy, Inc. on September 30, 2024 for a purchase price of approximately US$3.2 billion (including US$1.3 billion of assumed debt)
•Closed the previously announced acquisition of additional docks and land adjacent to the Enbridge Ingleside Energy Center (EIEC) for ~US$0.2 billion
•Sanctioned the Canyon System Pipelines, a ~US$0.7 billion project which will deliver crude oil and natural gas from BP Exploration & Production Company's (bp) recently sanctioned Kaskida development in the Gulf of Mexico
•Acquired a 15% interest in the Delaware Basin Residue (DBR) pipeline system in West Texas from I Squared Capital, extending the Permian strategy and customer service offering
•Sanctioned the 815 MW Sequoia Solar project in Texas, a US$1.1 billion development substantially underpinned by long-term power purchase agreements with AT&T and Toyota
•Announced participation in the 177 MW third phase of the Fox Squirrel Solar project following completion of the second phase in August 2024

CEO COMMENT
Greg Ebel, President and CEO commented the following:

“This quarter, we concluded the successful acquisition of the three U.S. natural gas utilities first announced in September 2023 (the "Acquisitions"). The assets are a perfect fit within Enbridge’s existing low-risk business model, offer reliable cash flow, and come with embedded quick-cycle growth opportunities. I am very proud of our team's commitment to execution and ongoing integration efforts and look forward to working with our new colleagues and stakeholders to deliver safe, reliable, affordable energy to over 7 million Gas Distribution customers in North America.

"Across the business, we saw strong utilization of our assets which drove another solid quarter of financial results, positioning us to achieve full-year guidance for the 19th year in a row. We expect to be near the top of our 2024 EBITDA range, and close to the mid-point of our original DCF per share guidance range. The macro-outlook for energy infrastructure demand and the value of incumbency has never been higher. Enbridge is uniquely positioned to take advantage of this opportunity and capitalize on future growth across the business. Electricity demand for data centers, natural gas demand for industrial growth and onshoring, and renewable power demand to help customers meet emissions targets are driving unprecedented customer conversations. In addition, domestic and international oil demand highlight the necessity of integrated infrastructure, and Enbridge is there to provide it. Together, our four core businesses provide a highly diversified and valuable portfolio for both customers and investors.

“We have positioned Enbridge’s business model to succeed in all market conditions. Our four core franchises deliver high-quality cash flow and predictable growth, underpinning our sustainable return of capital to shareholders. For 29 years, Enbridge has grown its dividend, making us one of a few dividend aristocrats in our industry and providing shareholders with a first-choice investment opportunity - now and into the future.

“In Liquids, demand for the Mainline remains strong and our volumes for 2024 are expected to exceed 3 million barrels per day. Growth in the Western Canadian Sedimentary Basin (WCSB) and the demand-pull nature of the system is driving discussions with customers for additional WCSB egress in 2026 and beyond. In the Permian, strong Gray Oak volumes continue to support high utilization at our state-of-the-art Ingleside crude export facility which saw single day and monthly average volume records during the quarter. We closed our previously announced acquisition of additional dock space and adjacent land to Ingleside and expect the transaction to unlock future low multiple optimization and expansion opportunities.

“In Gas Transmission, we sanctioned the construction of two new pipeline systems to support bp’s Kaskida development in the Gulf of Mexico, which further extends our secured growth program in the latter half of the decade. We also enhanced our Permian gas value chain through the acquisition of an interest in highly contracted natural gas pipelines that are a key feeder system to the Whistler Pipeline and deliver critical energy to serve U.S. Gulf Coast demand. This announcement follows the in-service of ADCC Pipeline and sanctioning of Blackcomb Pipeline, demonstrating the strategic value and growth opportunities being unlocked through the Whistler Parent JV announced earlier this year.

“In Gas Distribution, we now operate the largest natural gas utility in North America delivering approximately 9.3 billion cubic feet of natural gas per day to over 7 million customers. The acquired U.S. utilities have a rate base compound annual growth rate of approximately 8% through 2027 and are located in supportive regulatory jurisdictions. Opportunities to deliver affordable energy from growing gas demand is expected to accelerate that growth and increase the visibility of our long-term outlook.

“In Renewable Power, we continue to execute on our disciplined growth strategy. The 250 MW second phase of Fox Squirrel Solar entered service in August 2024 and construction of the third phase is underway with in-service expected by year-end. We also sanctioned the Sequoia Solar development in Texas, which has long-term power purchase agreements with AT&T and Toyota for the majority of production. The facility is expected to enter service in two phases, in 2025 and 2026, with a capacity of 815 MW.

“Looking forward, our industry-leading footprint and world-class execution puts us in a great position to benefit from increasing demand and serve new and growing customer bases. We remain committed to disciplined investment, maintaining a strong balance sheet and growing our dividend. Financial discipline combined with our low-risk business model and visible growth backlog are expected to drive strong shareholder returns in all market cycles and position Enbridge as a first-choice investment opportunity.”

FINANCIAL RESULTS SUMMARY

Financial results for the three and nine months ended September 30, 2024 and 2023 are summarized in the table below:

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
(unaudited; millions of Canadian dollars, except per share amounts; number of shares in millions)
GAAP Earnings attributable to common shareholders	1,293	532	4,560	4,113
GAAP Earnings per common share	0.59	0.26	2.12	2.02
Cash provided by operating activities	2,973	3,084	8,938	10,389
Adjusted EBITDA[1]	4,201	3,871	13,490	12,347
Adjusted Earnings[1]	1,194	1,274	4,397	4,380
Adjusted Earnings per common share[1]	0.55	0.62	2.05	2.15
Distributable Cash Flow[1]	2,596	2,573	8,917	8,535
Weighted average common shares outstanding	2,177	2,048	2,147	2,033
1 Non-GAAP financial measures. Please refer to Non-GAAP Reconciliations Appendices.

GAAP earnings attributable to common shareholders for the third quarter of 2024 increased by $761 million, or $0.33 per share, compared with the same period in 2023. This increase was primarily due to:
•a non-cash, net unrealized derivative fair value gain of $112 million ($92 million after-tax) in 2024, compared with a net unrealized loss of $782 million ($591 million after-tax) in 2023, reflecting changes in the mark-to-market value of derivative financial instruments used to manage foreign exchange, interest rate and commodity price risks;
•the absence in 2024 of a provision adjustment of $124 million ($95 million after-tax) related to a litigation matter; and
•operating performance factors discussed below.

The period-over-period comparability of GAAP earnings attributable to common shareholders is impacted by certain unusual, infrequent factors or other non-operating factors which are noted in the reconciliation schedule included in Appendix A of this news release. Refer to the Company's Management's Discussion & Analysis for the third quarter of 2024 filed in conjunction with the third quarter financial statements for a detailed discussion of GAAP financial results.

Adjusted EBITDA in the third quarter of 2024 increased by $330 million compared with the same period in 2023. This was due to higher revenue on the Mainline system from higher tolls, higher contributions from U.S. Gulf Coast natural gas storage assets, and contributions from recently acquired assets including Enbridge Gas Ohio, Enbridge Gas Utah, additional Hohe See and Albatros offshore wind interests, Tomorrow RNG and the Whistler Parent JV. These impacts were partially offset by the absence of contributions from Alliance Pipeline and Aux Sable due to the sale of our interests in these investments in April 2024.

Adjusted earnings in the third quarter of 2024 decreased by $80 million, or $0.07 per share, compared with the same period in 2023, primarily from higher financing costs due to higher debt principal and rates mainly attributable to the acquisition of Enbridge Gas Ohio and Enbridge Gas Utah, and higher depreciation expense from assets acquired and placed into service last year, partially offset by higher adjusted EBITDA contributions discussed above.

DCF for the third quarter of 2024 increased by $23 million compared with the same period in 2023, primarily due to the higher adjusted EBITDA contributions discussed above, partially offset by higher financing costs from higher debt principal and rates mainly attributable to the acquisition of Enbridge Gas Ohio and Enbridge Gas Utah, higher maintenance capital related to acquired assets, and higher U.S. Corporate Alternative Minimum taxes.

Per share metrics in 2024, relative to 2023, are impacted by the significant prefunding activities for the Acquisitions, including the bought deal equity issuance in the third quarter of 2023 and at-the-market (ATM) issuances in the second quarter of 2024 as part of the financing plan for the Acquisitions.

Detailed financial information and analysis can be found below under Third Quarter 2024 Financial Results.

FINANCIAL OUTLOOK

The Company reaffirms its 2024 financial guidance for EBITDA and DCF, recast for the Acquisitions on August 2, 2024. Results for the first nine months of 2024 are in line with the Company's expectations and Enbridge anticipates that its businesses will continue to experience strong capacity utilization and operating performance through the balance of the year. The Company expects to finish the year near the top end of the EBITDA guidance range and around the midpoint of the DCF per share guidance range.

The company also reaffirms its 2023 to 2026 near-term growth outlook of 7-9% for adjusted EBITDA growth, 4-6% for adjusted earnings per share (EPS) growth and approximately 3% for DCF per share growth.

FINANCING UPDATE

On August 19, 2024, Enbridge issued $1.8 billion of senior notes consisting of $600 million of 5-year senior notes, $800 million of 10-year senior notes, and $400 million of 30-year senior notes. Proceeds from these offerings were used to pay down existing indebtedness, to fund capital expenditures, and for general corporate purposes.

The company exited the third quarter with a Debt-to-EBITDA metric of 4.9x. Enbridge expects annualized EBITDA contributions from the closing of the Acquisitions to strengthen its debt-to-EBITDA position throughout 2025 while continuing to fund its secured capital growth program within its equity self-funding model.

SECURED GROWTH PROJECT EXECUTION UPDATE

During the quarter, the second phase of the Fox Squirrel Solar facility was placed into service, and it has been removed from the secured growth program. New to the backlog this quarter are the Canyon Systems Pipelines, the Sequoia Solar project and the third phase of Fox Squirrel.

The Company's secured growth backlog now sits at $27 billion and is underpinned by commercial frameworks consistent with Enbridge's low-risk model. Financing of the secured growth program is expected to be provided entirely through the Company's anticipated $8-9 billion of annual growth capital investable capacity.

BUSINESS UPDATES

Liquids Pipelines: Closed Acquisition of Land and Docks adjacent to EIEC

On October 24, 2024 Enbridge closed its acquisition of two additional docks and land adjacent to EIEC from Flint Hills Resources for a total purchase price of ~US$0.2 billion. Onsite integration work and additional construction at the docks is underway, with expected completion in 2025. The acquisition enables optimization of EIEC's existing docks by increasing Very Large Crude Carrier windows on the primary facility docks. In addition, the new docks and land help unlock valuable growth opportunities at EIEC.

Gas Transmission: DBR Equity Investment

Enbridge has acquired a 15% interest in DBR, a Permian natural gas system serving as a key supply conduit for the Whistler Pipeline, from I Squared Capital. The system is highly contracted with investment grade counterparties under long-term agreements. The DBR system includes the Agua Blanca Pipeline, Waha Connector Pipeline, Carlsbad Gateway Pipeline, and a 50% interest in Waha Gas Storage. The transaction is expected to be accretive to Enbridge's per share metrics and support ongoing growth connecting Permian Basin natural gas supply to growing LNG and other U.S. Gulf Coast demand.

Gas Transmission: Sanctioned Canyon System Pipelines

Enbridge has sanctioned the construction of two new offshore pipelines to deliver natural gas and crude oil from bp's Kaskida offshore play. The development includes a new 24/26" oil pipeline which will connect to Shell Pipeline Company LP's Green Canyon 19 Platform and a 12" gas pipeline connecting to Enbridge's existing Magnolia Gas Gathering Pipeline. Enbridge's total investment is expected to be approximately US$700 million, with an anticipated in-service date of 2029.

The project expands the Company's offshore business and is underpinned by long-term contracts which are consistent with Enbridge's low-risk business model. The agreements contain options which bp may elect to exercise to connect potential future production from its emerging Paleogene portfolio into the newly developed pipelines. Both the Canyon Oil Pipeline and the Canyon Gas Gathering System are being designed to accommodate connections from nearby discoveries.

Gas Distribution and Storage: Closed Acquisition of Public Service Company of North Carolina

On September 30, 2024, Enbridge closed its acquisition of PSNC for a purchase price of approximately US$3.2 billion, inclusive of US$1.3 billion of assumed debt. Going forward PSNC will conduct business as Enbridge Gas North Carolina. The utility serves approximately 600,000 customers and owns 13,000 miles of transmission, gathering and distribution pipelines.

The closing of this acquisition marks the successful completion of the strategic acquisition of three U.S. based gas utilities first announced in September 2023.

Renewable Power: Sequoia Solar Project

Enbridge announced today it has sanctioned the Sequoia Solar project, a two phase 815MW solar farm approximately 150 miles west of Dallas, Texas. Upon completion, Sequoia will be one of the largest solar projects in North America. The construction is significantly de-risked by preliminary equipment and procurement contracts, with key permits and purchase orders already executed. The project is substantially contracted under long term fixed-price power purchase agreements with strong investment grade counterparties, including AT&T and Toyota. Enbridge's estimated capital cost for the project is ~US$1.1 billion, with phased project completions expected in 2025 and 2026.

Renewable Power: Fox Squirrel Solar Project

The second phase of the Fox Squirrel Solar project entered service in the third quarter and is now delivering 250MW of electricity into the PJM grid. With the successful completion of the second phase, Enbridge has elected to participate in the development of the third and final phase of Fox Squirrel Solar, in partnership with EDF Renewables. Enbridge will fund US$168 million towards the final phase, which is expected to enter service in late 2024 and generate 177MW of renewable power. All three phases of the project are supported by 20-year-fixed-price power purchase agreements with Amazon.

THIRD QUARTER 2024 FINANCIAL RESULTS

GAAP Segment EBITDA and Cash Flow from Operations

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
(unaudited; millions of Canadian dollars)
Liquids Pipelines	2,325	2,164	7,179	6,944
Gas Transmission	1,146	973	4,506	3,220
Gas Distribution and Storage	522	271	1,854	1,354
Renewable Power Generation	102	30	497	295
Eliminations and Other	295	(602)	(502)	(10)
EBITDA[1]	4,390	2,836	13,534	11,803

Earnings attributable to common shareholders	1,293	532	4,560	4,113

Cash provided by operating activities	2,973	3,084	8,938	10,389
1Non-GAAP financial measure. Please refer to Non-GAAP Reconciliations Appendices.

For purposes of evaluating performance, the Company makes adjustments to GAAP reported earnings, segment EBITDA and cash flow provided by operating activities for unusual, infrequent or other non-operating factors, which allow Management and investors to more accurately compare the Company’s performance across periods, normalizing for factors that are not indicative of underlying business performance. Tables incorporating these adjustments follow below. Schedules reconciling EBITDA, adjusted EBITDA, adjusted EBITDA by segment, adjusted earnings, adjusted earnings per share and DCF to their closest GAAP equivalent are provided in the Appendices to this news release.

Adjusted EBITDA By Segment

Adjusted EBITDA generated from U.S. dollar denominated businesses was translated to Canadian dollars at a higher average exchange rates (C$1.36/US$) in the third quarter of 2024 when compared with the same quarter in 2023 (C$1.34/US$). A significant portion of U.S. dollar earnings are hedged under the Company's enterprise-wide financial risk management program. The hedge settlements are reported within Eliminations and Other.

Liquids Pipelines

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
(unaudited; millions of Canadian dollars)
Mainline System	1,348	1,306	4,003	4,096
Regional Oil Sands System	223	246	693	726
Gulf Coast and Mid-Continent Systems[1]	364	374	1,227	1,140
Other Systems[2]	408	373	1,336	1,108
Adjusted EBITDA[3]	2,343	2,299	7,259	7,070

Operating Data (average deliveries – thousands of bpd)
Mainline System volume[4]	2,961	2,998	3,056	3,036
Canadian International Joint Tariff[5] ($C)	$1.75	$1.65	$1.68	$1.65
U.S. International Joint Tariff[5] ($US)	$2.59	$2.57	$2.58	$2.57
Line 3 Replacement Surcharge[6] ($US)	$0.76	$0.76	$0.76	$0.79
1 Consists of Flanagan South Pipeline, Seaway Pipeline, Gray Oak Pipeline, Cactus II Pipeline, Enbridge Ingleside Energy Center, and others.
2 Other consists of Southern Lights Pipeline, Express-Platte System, Bakken System, and others.
3 Non-GAAP financial measure. Please refer to Non-GAAP Reconciliations Appendices.
4 Mainline System throughput volume represents Mainline System deliveries ex-Gretna, Manitoba which is made up of U.S. and Eastern Canada deliveries originating from Western Canada.
5 Tariff tolls, per barrel, for heavy crude oil movements from Hardisty, AB to Chicago, IL. Effective July 1, 2023 the Company began collecting a dual currency, international joint tariff set within the negotiated settlement for tolls on the Mainline pipeline system. Excludes abandonment surcharge.
6 Effective July 1, 2022, the Line 3 Replacement Surcharge (L3R), exclusive of the receipt terminalling surcharge, is determined on a monthly basis by a volume ratchet based on the 9-month rolling average of ex-Gretna volumes. Each 50 kbpd volume ratchet above 2,835 kbpd (up to 3,085 kbpd) applies a US$0.035/bbl discount whereas each 50 kbpd volume ratchet below 2,350 kbpd (down to 2,050 kbpd) adds a US$0.04/bbl charge. Refer to Enbridge’s Application for a Toll Order respecting the implementation of the L3R Surcharges and CER Order TO-003-2021 for further details.

Liquids Pipelines adjusted EBITDA increased $44 million compared with the third quarter of 2023, primarily related to:

•higher Mainline system tolls from annual escalators, effective July 1, 2024;
•higher contributions from Southern Lights Pipeline due primarily to the discontinuation of rate-regulated accounting as at December 31, 2023; and
•the favorable effect of translating U.S. dollar earnings at a higher average exchange rate in 2024, as compared to 2023; partially offset by
•lower Regional Oil Sands System volume throughput.

Gas Transmission

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
(unaudited; millions of Canadian dollars)
U.S. Gas Transmission	946	864	2,786	2,600
Canadian Gas Transmission	101	136	395	458
Other[1]	107	92	329	256
Adjusted EBITDA[2]	1,154	1,092	3,510	3,314
1 Other consists of Tomorrow RNG, Gulf of Mexico Offshore assets, our investment in DCP Midstream, and others.
2 Non-GAAP financial measure. Please refer to Non-GAAP Reconciliations Appendices.

•
Gas Transmission adjusted EBITDA increased $62 million compared with the third quarter of 2023, primarily related to:

•favorable contracting and lower operating costs on our U.S. Gas Transmission assets;
•contributions from the acquisitions of Tomorrow RNG in the first quarter of 2024 and Whistler Parent JV in the second quarter of 2024; and
•the favorable effect of translating U.S. dollar earnings at a higher average exchange rate in 2024, compared to the same period in 2023; partially offset by
•the absence of contributions from Alliance Pipeline and Aux Sable due to the sale of our interests in these investments in April 2024.

Gas Distribution and Storage

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
(unaudited; millions of Canadian dollars)
Enbridge Gas Ontario[1]	297	265	1,370	1,322
U.S. Gas Utilities[1]	217	—	445	—
Other	8	6	39	32
Adjusted EBITDA[2]	522	271	1,854	1,354

Operating Data
Enbridge Gas Ontario
Volumes (billions of cubic feet)	372	405	1,414	1,598
Number of active customers[3] (millions)	3.9	3.9	3.9	3.9
Heating degree days[4]
Actual	10	61	1,619	2,266
Forecast based on normal weather[5]	4	88	1,950	2,495
1Enbridge Gas Inc. doing business as Enbridge Gas Ontario. U.S. Gas Utilities consist of East Ohio Gas (doing business as Enbridge Gas Ohio), Questar (Doing business as Enbridge Gas Utah) and PSNC (doing business as Enbridge Gas North Carolina).
2Non-GAAP financial measure. Please refer to Non-GAAP Reconciliations Appendices.
3Number of active customers is the number of natural gas consuming customers at the end of the reported period.
4Heating degree days is a measure of coldness that is indicative of volumetric requirements for natural gas utilized for heating purposes in Enbridge Gas Ontario's distribution franchise areas.
5Normal weather is the weather forecast by Enbridge Gas Ontario in its legacy rate zones, using the forecasting methodologies approved by the Ontario Energy Board.

Enbridge Gas Ontario, Enbridge Gas Utah and PSNC adjusted EBITDA will typically follow a seasonal profile. It is generally highest in the first and fourth quarters of the year. Enbridge Gas Ontario, Enbridge Gas Utah and PSNC's seasonal profile reflects greater volumetric demand during the heating season and the magnitude of the seasonal EBITDA fluctuations will vary from year-to-year reflecting the impact of colder or warmer than normal weather on distribution volumes. Enbridge Gas Ohio's earnings are largely decoupled from volumes and less impacted by weather fluctuations. Enbridge Gas Utah and PSNC have revenue decoupling mechanisms that are not impacted by weather or gas volume variability, but revenues are shaped to align with the seasonal usage profile.

Adjusted EBITDA for the third quarter increased $251 million compared with the third quarter of 2023 primarily related to:

•full-quarter contributions from the Enbridge Gas Ohio and Enbridge Gas Utah acquisitions in 2024; and
•higher distribution charges resulting from increases in rates and customer base, and higher demand in the contract market at Enbridge Gas Ontario.

The impact of weather for Enbridge Gas Ontario was negligible in the third quarters of 2024 and 2023.

Renewable Power Generation

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
(unaudited; millions of Canadian dollars)
Adjusted EBITDA[1]	86	119	512	390
1 Non-GAAP financial measure. Please refer to Non-GAAP Reconciliations Appendices.

Renewable Power Generation adjusted EBITDA decreased $33 million compared with the third quarter of 2023 primarily related to:

•the absence in 2024 of fees earned on certain wind and solar development contracts; partially offset by
•higher contributions from the Hohe See and Albatros Offshore Wind Facilities as a result of the November 2023 acquisition of an additional 24.45% interest in these facilities.

Eliminations and Other

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
(unaudited; millions of Canadian dollars)
Operating and administrative recoveries	96	45	381	141
Realized foreign exchange hedge settlement (loss)/gain	—	45	(26)	78
Adjusted EBITDA[1]	96	90	355	219
1 Non-GAAP financial measure. Please refer to Non-GAAP Reconciliations Appendices.
Operating and administrative recoveries captured in this segment reflect the cost of centrally delivered services (including depreciation of corporate assets) inclusive of amounts recovered from business units for the provision of those services. U.S. dollar denominated earnings within operating segment results are translated at average foreign exchange rates during the quarter, and the impact of settlements made under the Company's enterprise foreign exchange hedging program are captured in this corporate segment.

Eliminations and Other adjusted EBITDA increased $6 million compared with the third quarter of 2023 due to:
•higher investment income on cash balances from pre-funding the Acquisitions;
•the timing of certain operating and administrative cost recoveries from the business units; partially offset by
•the absence of realized foreign exchange impacts from hedge settlements in 2024, compared to a gain in 2023.

Distributable Cash Flow

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
(unaudited; millions of Canadian dollars; number of shares in millions)
Liquids Pipelines	2,343	2,299	7,259	7,070
Gas Transmission	1,154	1,092	3,510	3,314
Gas Distribution and Storage	522	271	1,854	1,354
Renewable Power Generation	86	119	512	390
Eliminations and Other	96	90	355	219
Adjusted EBITDA[1,3]	4,201	3,871	13,490	12,347
Maintenance capital	(290)	(249)	(748)	(648)
Interest expense[1]	(1,133)	(912)	(3,228)	(2,759)
Current income tax[1]	(176)	(131)	(597)	(395)
Distributions to noncontrolling interests[1]	(79)	(87)	(245)	(282)
Cash distributions in excess of equity earnings[1]	109	112	347	315
Preference share dividends[1]	(99)	(89)	(287)	(260)
Other receipts of cash not recognized in revenue[2]	53	50	89	173
Other non-cash adjustments	10	8	96	44
DCF[3]	2,596	2,573	8,917	8,535
Weighted average common shares outstanding[4]	2,177	2,048	2,147	2,033
1Presented net of adjusting items.
2Consists of cash received, net of revenue recognized, for contracts under make-up rights and similar deferred revenue arrangements.
3Non-GAAP financial measures. Please refer to Non-GAAP Reconciliations Appendices.
4Includes equity pre-funding for the Acquisitions which closed in 2024.

Third quarter 2024 DCF increased $23 million compared with the same period of 2023 primarily due to operational factors discussed above contributing to higher adjusted EBITDA, partially offset by:

•higher debt principal and rates, mainly attributable to the acquisition of Enbridge Gas Ohio and Enbridge Gas Utah resulting in higher interest expense;
•higher U.S. Corporate Alternative Minimum taxes; and
•higher maintenance capital from the acquisitions of Enbridge Gas Ohio and Enbridge Gas Utah.

Weighted average common shares increased due to the bought deal equity issuance in the third quarter of 2023 and ATM equity issuances in the second quarter of 2024 as part of the funding for the Acquisitions.

Adjusted Earnings

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
(unaudited; millions of Canadian dollars, except per share amounts)
Adjusted EBITDA[1,2]	4,201	3,871	13,490	12,347
Depreciation and amortization	(1,368)	(1,200)	(3,919)	(3,554)
Interest expense[2]	(1,150)	(900)	(3,261)	(2,743)
Income taxes[2]	(363)	(363)	(1,490)	(1,252)
Noncontrolling interests[2]	(27)	(45)	(136)	(158)
Preference share dividends	(99)	(89)	(287)	(260)
Adjusted earnings[1]	1,194	1,274	4,397	4,380
Adjusted earnings per common share[1]	0.55	0.62	2.05	2.15
1Non-GAAP financial measures. Please refer to Non-GAAP Reconciliations Appendices.
2Presented net of adjusting items.

Adjusted earnings decreased $80 million and adjusted earnings per share decreased by $0.07 when compared with the third quarter in 2023 primarily due to:

•higher debt principal and rates, mainly attributable to the acquisition of Enbridge Gas Ohio and Enbridge Gas Utah resulting in higher interest expense;
•higher depreciation from assets acquired or placed into service since the third quarter of 2023; partially offset by
•higher adjusted EBITDA driven by operational factors discussed above.

Per share metrics were negatively impacted by the bought deal equity issuance in the third quarter of 2023 and ATM issuances in the second quarter of 2024, as part of the funding for the Acquisitions.

CONFERENCE CALL

Enbridge will host a conference call and webcast on November 1, 2024 at 9:00 a.m. Eastern Time (7:00 a.m. Mountain Time) to provide a business update and review 2024 third quarter results. Analysts, members of the media and other interested parties can access the call toll free at 1-800-606-3040. The call will be audio webcast live at https://app.webinar.net/Mrldw9d82No. It is recommended that participants dial in or join the audio webcast fifteen minutes prior to the scheduled start time. A webcast replay will be available soon after the conclusion of the event and a transcript will be posted to the website. The replay will be available for seven days after the call toll-free 1-(800)-606-3040 (conference ID: 9581867).

The conference call format will include prepared remarks from the executive team followed by a question and answer session for the analyst and investor community only. Enbridge’s media and investor relations teams will be available after the call for any additional questions.

DIVIDEND DECLARATION

On October 29, 2024, our Board of Directors declared the following quarterly dividends. All dividends are payable on December 1, 2024 to shareholders of record on November 15, 2024.

Dividend per share
(Canadian dollars unless otherwise stated)
Common Shares	$0.91500
Preference Shares, Series A	$0.34375
Preference Shares, Series B	$0.32513
Preference Shares, Series D	$0.33825
Preference Shares, Series F	$0.34613
Preference Shares, Series G1	$0.43014
Preference Shares, Series H	$0.38200
Preference Shares, Series I2	$0.40589
Preference Shares, Series L	US$0.36612
Preference Shares, Series N	$0.41850
Preference Shares, Series P	$0.36988
Preference Shares, Series R	$0.39463
Preference Shares, Series 1	US$0.41898
Preference Shares, Series 3[3]	$0.33050
Preference Shares, Series 4[4]	$0.42206
Preference Shares, Series 5	US$0.41769
Preference Shares, Series 7	$0.37425
Preference Shares, Series 9	$0.25606
Preference Shares, Series 11	$0.24613
Preference Shares, Series 13	$0.19019
Preference Shares, Series 15	$0.18644
Preference Shares, Series 19	$0.38825
1The quarterly dividend per share paid on Preference Shares, Series G was decreased to $0.43014 from $0.46817 on September 1, 2024 due to reset on a quarterly basis.
2The quarterly dividend per share paid on Preference Shares, Series I was decreased to $0.40589 from $0.44366 on September 1, 2024 due to reset on a quarterly basis.
3The quarterly dividend per share paid on Preference Shares, Series 3 was increased to $0.33050 from $0.23356 on September 1, 2024 due to reset of the annual dividend on September 1, 2024.
4The first quarterly dividend of $0.42206 per share paid on Preference Shares, Series 4 will be paid on December 1, 2024, due to conversion of Preference Shares, Series 3 into Preference Shares, Series 4 on September 1, 2024.

FORWARD-LOOKING INFORMATION

Forward-looking information, or forward-looking statements, have been included in this news release to provide information about Enbridge and its subsidiaries and affiliates, including management’s assessment of Enbridge and its subsidiaries’ future plans and operations. This information may not be appropriate for other purposes. Forward looking statements are typically identified by words such as ‘‘anticipate’’, ‘‘expect’’, ‘‘project’’, ‘estimate’’, ‘‘forecast’’, ‘‘plan’’, ‘‘intend’’, ‘‘target’’, ‘‘believe’’, “likely” and similar words suggesting future outcomes or statements regarding an outlook. Forward-looking information or statements included or incorporated by reference in this document include, but are not limited to, statements with respect to the following: Enbridge’s corporate vision and strategy, including our strategic priorities and outlook; 2024 financial guidance and near term outlook, including projected DCF per share and adjusted EBITDA and expected growth thereof; expected dividends, dividend growth and dividend policy; the anticipated benefits of the acquisitions of three natural gas utilities from Dominion Energy, Inc. (the Acquisitions) and the expected integration thereof; expected supply of, demand for, exports of and prices of crude oil, natural gas, natural gas liquids (NGL), liquefied natural gas (LNG), renewable natural gas (RNG) and renewable energy; anticipated utilization of our assets; expected EBITDA and adjusted EBITDA; expected earnings/(loss) and adjusted earnings/(loss); expected DCF and DCF per share; expected future cash flows; expected shareholder returns and asset returns; expected performance of Enbridge’s businesses; financial strength and flexibility; financing costs and plans, including with respect to the Acquisitions and our equity self-funding model; expectations on leverage, including Debt-to EBITDA ratio; sources of liquidity and sufficiency of financial resources; expected in-service dates and costs related to announced projects and projects under construction; capital allocation framework and priorities; impact of weather and seasonality; expected future growth and expansion opportunities, including secured growth program, development opportunities, customer growth, and lower carbon opportunities and strategy, including with respect to the Whistler Parent JV, Canyon System Pipelines, and Sequoia and Fox Squirrel Solar projects; expected closings, benefits, accretion and timing of transactions; expected future actions and decisions of regulators and courts and the timing and impact thereof; and toll and rate case discussions and filings, and anticipated timing and impact therefrom.

Although Enbridge believes these forward-looking statements are reasonable based on the information available on the date such statements are made and processes used to prepare the information, such statements are not guarantees of future performance and readers are cautioned against placing undue reliance on forward-looking statements. By their nature, these statements involve a variety of assumptions, known and unknown risks and uncertainties and other factors, which may cause actual results, levels of activity and achievements to differ materially from those expressed or implied by such statements. Material assumptions include assumptions about the following: the expected supply of and demand for crude oil, natural gas, NGL, LNG, RNG and renewable energy; prices of crude oil, natural gas, NGL, LNG, RNG and renewable energy; anticipated utilization of our assets; exchange rates; inflation; interest rates; availability and price of labour and construction materials; the stability of our supply chain; operational reliability and performance; maintenance of support and regulatory approvals for our projects, toll and rate applications; anticipated in-service dates; weather; announced and potential acquisition, disposition and other corporate transactions and projects and the timing and benefits thereof, including with respect to the Acquisitions; governmental legislation; litigation; credit ratings; hedging program; expected EBITDA and adjusted EBITDA; expected earnings/ (loss) and adjusted earnings/(loss); expected earnings/(loss) or adjusted earnings/(loss) per share; expected future cash flows; expected future DCF and DCF per share; estimated future dividends; financial strength and flexibility; debt and equity market conditions; and general economic and competitive conditions. Assumptions regarding the expected supply of and demand for crude oil, natural gas, NGL, LNG, RNG and renewable energy and the prices of these commodities are material to and underlie all forward-looking statements, as they may impact current and future levels of demand for our services. Similarly, exchange rates, inflation and interest rates impact the economies and business environments in which we operate and may impact levels of demand for our services and cost of inputs and are therefore inherent in all forward-looking statements. The most relevant assumptions associated with forward-looking statements regarding announced projects and projects under construction, including estimated completion dates and expected capital expenditures, include the following: the availability and price of labour and construction materials; the stability of our supply chain; the effects of inflation and foreign exchange rates on labour and material costs; the effects of interest rates on borrowing costs; the impact of weather; the timing and closing of acquisitions, dispositions and other transactions and the realization of anticipated benefits therefrom; and customer, government, court and regulatory approvals on construction and in-service schedules and cost recovery regimes.

Enbridge’s forward-looking statements are subject to risks and uncertainties pertaining to the successful execution of our strategic priorities; operating performance; regulatory parameters and decisions; litigation; acquisitions and dispositions and other transactions, and the realization of anticipated benefits therefrom, including the Acquisitions; project approval and support; renewals of rights-of-way; weather; economic and competitive conditions; global geopolitical conditions; political decisions; public opinion; dividend policy; changes in tax laws and tax rates; exchange rates; interest rates; inflation; commodity prices; and supply of and demand for commodities, including but not limited to those risks and uncertainties discussed in this news release and in Enbridge’s other filings with Canadian and U.S. securities regulators. The impact of any one assumption, risk, uncertainty or factor on a particular forward-looking statement is not determinable with certainty, as these are interdependent, and our future course of action depends on management’s assessment of all information available at the relevant time. Except to the extent required by applicable law, Enbridge assumes no obligation to publicly update or revise any forward-looking statement made in this news release or otherwise, whether as a result of new information, future events or otherwise. All forward-looking statements, whether written or oral, attributable to us or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.

ABOUT ENBRIDGE INC.
At Enbridge, we safely connect millions of people to the energy they rely on every day, fueling quality of life through our North American natural gas, oil and renewable power networks and our growing European offshore wind portfolio. We're investing in modern energy delivery infrastructure to sustain access to secure, affordable energy and building on more than a century of operating conventional energy infrastructure and two decades of experience in renewable power. We're advancing new technologies including hydrogen, renewable natural gas, carbon capture and storage and are committed to achieving net zero greenhouse gas emissions from our operations by 2050. Headquartered in Calgary, Alberta, Enbridge's common shares trade under the symbol ENB on the Toronto (TSX) and New York (NYSE) stock exchanges. To learn more, visit us at enbridge.com.

None of the information contained in, or connected to, Enbridge’s website is incorporated in or otherwise forms part of this news release.

FOR FURTHER INFORMATION PLEASE CONTACT:
Enbridge Inc. – Media	Enbridge Inc. – Investment Community
Jesse Semko	Rebecca Morley
Toll Free: (888) 992-0997	Toll Free: (800) 481-2804
Email: media@enbridge.com	Email: investor.relations@enbridge.com

NON-GAAP RECONCILIATIONS APPENDICES

This news release contains references to EBITDA, adjusted EBITDA, adjusted earnings, adjusted earnings per common share and DCF per share. Management believes the presentation of these metrics gives useful information to investors and shareholders, as they provide increased transparency and insight into the performance of the Company.

EBITDA represents earnings before interest, tax, depreciation and amortization.

Adjusted EBITDA represents EBITDA adjusted for unusual, infrequent or other non-operating factors on both a consolidated and segmented basis. Management uses EBITDA and adjusted EBITDA to set targets and to assess the performance of the Company and its business units.

Adjusted earnings represent earnings attributable to common shareholders adjusted for unusual, infrequent or other non-operating factors included in adjusted EBITDA, as well as adjustments for unusual, infrequent or other non-operating factors in respect of depreciation and amortization expense, interest expense, income taxes and noncontrolling interests on a consolidated basis. Management uses adjusted earnings as another measure of the Company’s ability to generate earnings and uses EPS to assess performance of the Company.

DCF is defined as cash flow provided by operating activities before the impact of changes in operating assets and liabilities (including changes in environmental liabilities) less distributions to noncontrolling interests, preference share dividends and maintenance capital expenditures and further adjusted for unusual, infrequent or other non-operating factors. Management also uses DCF to assess the performance of the Company and to set its dividend payout target.

This news release also contains references to Debt-to-EBITDA, a non-GAAP ratio which utilizes adjusted EBITDA as one of its components. Debt-to-EBITDA is used as a liquidity measure to indicate the amount of adjusted earnings to pay debt, as calculated on the basis of generally accepted accounting principles in the United States of America (U.S. GAAP), before covering interest, tax, depreciation and amortization.

Reconciliations of forward-looking non-GAAP financial measures and non-GAAP ratios to comparable
GAAP measures are not available due to the challenges and impracticability of estimating certain items, particularly certain contingent liabilities and non-cash unrealized derivative fair value losses and gains subject to market variability. Because of those challenges, a reconciliation of forward-looking non-GAAP financial measures and non-GAAP ratios is not available without unreasonable effort.

Our non-GAAP financial measures and non-GAAP ratios described above are not measures that have standardized meaning prescribed by U.S. GAAP and are not U.S. GAAP measures. Therefore, these measures may not be comparable with similar measures presented by other issuers.

The tables below provide a reconciliation of the non-GAAP measures to comparable GAAP measures.

APPENDIX A
NON-GAAP RECONCILIATIONS – ADJUSTED EBITDA AND ADJUSTED EARNINGS

CONSOLIDATED EARNINGS

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
(unaudited; millions of Canadian dollars)
Liquids Pipelines	2,325	2,164	7,179	6,944
Gas Transmission	1,146	973	4,506	3,220
Gas Distribution and Storage	522	271	1,854	1,354
Renewable Power Generation	102	30	497	295
Eliminations and Other	295	(602)	(502)	(10)
EBITDA	4,390	2,836	13,534	11,803
Depreciation and amortization	(1,317)	(1,164)	(3,783)	(3,447)
Interest expense	(1,314)	(921)	(3,301)	(2,709)
Income tax expense	(312)	(128)	(1,437)	(1,157)
Earnings attributable to noncontrolling interests	(56)	(2)	(167)	(117)
Preference share dividends	(98)	(89)	(286)	(260)
Earnings attributable to common shareholders	1,293	532	4,560	4,113

ADJUSTED EBITDA TO ADJUSTED EARNINGS

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
(unaudited; millions of Canadian dollars, except per share amounts)
Liquids Pipelines	2,343	2,299	7,259	7,070
Gas Transmission	1,154	1,092	3,510	3,314
Gas Distribution and Storage	522	271	1,854	1,354
Renewable Power Generation	86	119	512	390
Eliminations and Other	96	90	355	219
Adjusted EBITDA	4,201	3,871	13,490	12,347
Depreciation and amortization	(1,368)	(1,200)	(3,919)	(3,554)
Interest expense	(1,150)	(900)	(3,261)	(2,743)
Income tax expense	(363)	(363)	(1,490)	(1,252)
Earnings attributable to noncontrolling interests	(27)	(45)	(136)	(158)
Preference share dividends	(99)	(89)	(287)	(260)
Adjusted earnings	1,194	1,274	4,397	4,380
Adjusted earnings per common share	0.55	0.62	2.05	2.15

EBITDA TO ADJUSTED EARNINGS

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
(unaudited; millions of Canadian dollars, except per share amounts)
EBITDA	4,390	2,836	13,534	11,803
Adjusting items:
Change in unrealized derivative fair value (gain)/loss	(271)	842	742	(243)
Employee severance costs	—	—	105	—
Competitive Toll Settlement realized hedge loss	—	—	—	638
Net gain on sale	—	—	(1,092)	—
Litigation settlement gain	—	124	—	56
Other	82	69	201	93
Total adjusting items	(189)	1,035	(44)	544
Adjusted EBITDA	4,201	3,871	13,490	12,347
Depreciation and amortization	(1,317)	(1,164)	(3,783)	(3,447)
Interest expense	(1,312)	(921)	(3,298)	(2,709)
Income tax expense	(312)	(128)	(1,437)	(1,157)
Earnings attributable to noncontrolling interests	(56)	(2)	(167)	(117)
Preference share dividends	(99)	(89)	(287)	(260)
Adjusting items in respect of:
Depreciation and amortization	(51)	(36)	(136)	(107)
Interest expense	162	21	37	(34)
Income tax expense	(51)	(235)	(53)	(95)
Earnings attributable to noncontrolling interests	29	(43)	31	(41)
Adjusted earnings	1,194	1,274	4,397	4,380
Adjusted earnings per common share	0.55	0.62	2.05	2.15

APPENDIX B
NON-GAAP RECONCILIATION – ADJUSTED EBITDA TO SEGMENTED EBITDA

LIQUIDS PIPELINES

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
(unaudited; millions of Canadian dollars)
Adjusted EBITDA	2,343	2,299	7,259	7,070
Change in unrealized derivative fair value gain/(loss)	26	(94)	20	555
CTS realized hedge loss	—	—	—	(638)
Litigation settlement gain	—	—	—	68
Other	(44)	(41)	(100)	(111)
Total adjustments	(18)	(135)	(80)	(126)
EBITDA	2,325	2,164	7,179	6,944

GAS TRANSMISSION

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
(unaudited; millions of Canadian dollars)
Adjusted EBITDA	1,154	1,092	3,510	3,314
Change in unrealized derivative fair value gain/(loss) - Commodity prices	13	(2)	(4)	(2)
Gain on sale of Alliance and Aux Sable	—	—	1,063	—
Litigation provision	—	(124)	—	(124)
Other	(21)	7	(63)	32
Total adjustments	(8)	(119)	996	(94)
EBITDA	1,146	973	4,506	3,220

GAS DISTRIBUTION AND STORAGE

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
(unaudited; millions of Canadian dollars)
Adjusted EBITDA	522	271	1,854	1,354
Total adjustments	—	—	—	—
EBITDA	522	271	1,854	1,354

RENEWABLE POWER GENERATION

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
(unaudited; millions of Canadian dollars)
Adjusted EBITDA	86	119	512	390
Change in unrealized derivative fair value gain/(loss) - Commodity prices	26	(84)	(13)	(84)
Gain on sale of NR Green	—	—	29	—
Other	(10)	(5)	(31)	(11)
Total adjustments	16	(89)	(15)	(95)
EBITDA	102	30	497	295

ELIMINATIONS AND OTHER

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
(unaudited; millions of Canadian dollars)
Adjusted EBITDA	96	90	355	219
Change in unrealized derivative fair value gain/(loss) - Foreign exchange	217	(652)	(716)	(250)
Employee severance costs	—	—	(105)	—
Other	(18)	(40)	(36)	21
Total adjustments	199	(692)	(857)	(229)
EBITDA	295	(602)	(502)	(10)

APPENDIX C
NON-GAAP RECONCILIATION – CASH PROVIDED BY OPERATING ACTIVITIES TO DCF

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
(unaudited; millions of Canadian dollars)
Cash provided by operating activities	2,973	3,084	8,938	10,389
Adjusted for changes in operating assets and liabilities[1]	(155)	(233)	352	(1,461)
	2,818	2,851	9,290	8,928
Distributions to noncontrolling interests[2]	(79)	(87)	(245)	(282)
Preference share dividends[2]	(99)	(89)	(287)	(260)
Maintenance capital	(290)	(249)	(748)	(648)
Significant adjusting items:
Other receipts of cash not recognized in revenue	53	50	89	173
Employee severance costs, net of tax	4	—	95	—
Distributions from equity investments in excess of cumulative earnings[2]	174	148	650	343
CTS realized hedge loss, net of tax	—	—	—	479
Litigation settlement gain	—	—	—	(68)
Other items	15	(51)	73	(130)
DCF	2,596	2,573	8,917	8,535
1Changes in operating assets and liabilities, net of recoveries.
2Presented net of adjusting items.